Exhibit 99.1

CINEMARK HOLDINGS, INC. REPORTS RESULTS FOR THE THIRD QUARTER OF 2021

Delivered Another Substantial Reduction in Quarterly Net Loss and Significant Improvement in Cash Flows from Operations

Generated Worldwide Adjusted EBITDA of $44MM

Plano, TX, November 5, 2021 – Cinemark Holdings, Inc. (NYSE: CNK), one of the largest motion picture exhibitors in the world, today reported results for the three and nine months ended September 30, 2021. As of September 30, 2021, all of the Company's domestic and international theatres were opened for the first time since the beginning of the COVID-19 pandemic.

Cinemark Holdings, Inc.’s total revenues for the three months ended September 30, 2021 were $434.8 million compared to $35.5 million for the three months ended September 30, 2020. As a reminder, the Company’s theatres were closed for a majority of the three months ended September 30, 2020. For the three months ended September 30, 2021, admissions revenues were $225.5 million and concession revenues were $164.2 million, driven by attendance of 30.7 million patrons. Average ticket price was $7.35 and concession revenues per patron were $5.35.

Net loss attributable to Cinemark Holdings, Inc. for the three months ended September 30, 2021 was $77.8 million compared to a loss of $147.6 million for the three months ended September 30, 2020. Diluted loss per share for the three months ended September 30, 2021 was $0.65 compared to $1.25 for the three months ended September 30, 2020.

Adjusted EBITDA for the three months ended September 30, 2021 was $44.3 million compared to $(128.0) million for the three months ended September 30, 2020. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release and at investors.cinemark.com.

“As an industry, and as a company, we continue to make significant progress recovering from the effects of the pandemic,” stated Mark Zoradi, Cinemark’s CEO. “We are highly encouraged by sustained positive trends in escalating consumer demand for theatrical moviegoing and growing momentum at the box office. This favorable progress was clearly demonstrated in our 61% quarter-over-quarter growth in worldwide attendance, which flowed through to our bottom line as our third quarter net loss reduced $64.7 million dollars from the second quarter and Adjusted EBITDA improved to $44.3 million dollars. This was the first quarter since the pandemic began that we generated positive Adjusted EBITDA in every month of a quarter, tangibly underscoring our resurgence.”

Mr. Zoradi continued, “We expect a continued ramp-up in box office performance over the course of the coming months, and October already delivered the best monthly box office results since the onset of COVID-19. As the pandemic further subsides, we remain confident in the future of theatrical moviegoing based on the unparalleled cinematic experience it provides coupled with a robust content lineup in the fourth quarter and beyond that features highly anticipated films with something for everyone.”

Cinemark Holdings, Inc.’s total revenues for the nine months ended September 30, 2021 increased 43.5% to $843.8 million compared to $588.1 million for the nine months ended September 30, 2020. For the nine months ended September 30, 2021, admissions revenues increased 41.5% to $435.1 million and concession revenues increased 57.1% to $313.5 million. For the nine months ended September 30, 2021, attendance was 57.5 million patrons, average ticket price increased 17.5% to $7.57 and concession revenues per patron increased 30.4% to $5.45.

Net loss attributable to Cinemark Holdings, Inc. for the nine months ended September 30, 2021 was $428.5 million compared to $377.6 million for the nine months ended September 30, 2020. Diluted loss per share for the nine months ended September 30, 2021 was $3.59 compared to $3.22 for the nine months ended September 30, 2020. Net loss and diluted loss per share for the nine months ended September 30, 2020 were impacted by the carryback of 2020 tax losses to years that had a 35% federal tax rate as allowable per the provisions of the CARES Act. The tax benefit of the carryback reduced the Company’s net loss by approximately $222.4 million for the nine months ended September 30, 2020.

Adjusted EBITDA for the nine months ended September 30, 2021 was $(59.5) million compared to $(179.4) million for the nine months ended September 30, 2020. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release and at investors.cinemark.com.

As of September 30, 2021, the Company’s aggregate screen count was 5,897 and the Company had commitments to open two new theatres and 33 screens during the remainder of 2021 and twelve new theatres and 112 screens subsequent to 2021.

Conference Call/Webcast – Today at 8:30 AM ET

Telephone: via 800-374-1346 or 706-679-3149 (for international callers).

Live Webcast/Replay: Available live at https://investors.cinemark.com. A replay will be available following the call and archived for a limited time.

About Cinemark Holdings, Inc.

Headquartered in Plano, TX, Cinemark (NYSE: CNK) is one of the largest and most influential movie theatre companies in the world. Cinemark’s circuit, comprised of various brands that also include Century, Tinseltown and Rave, operates 524 theatres with 5,897 screens in 42 states domestically and 15 countries throughout South and Central America. Cinemark consistently provides an extraordinary guest experience from the initial ticket purchase to the closing credits, including Movie Club, the first U.S. exhibitor-launched subscription program; the highest Luxury Lounger recliner seat penetration among the major players; XD - the No. 1 exhibitor-brand premium large format; and expansive food and beverage options to further enhance the moviegoing experience. For more information go to https://investors.cinemark.com/

Financial Contact :

Chanda Brashears – 972-665-1671 or cbrashears@cinemark.com

Media Contact:

Julia McCartha – 972-665-1322 or pr@cinemark.com

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment and determinations in lawsuits in which we are defendants. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict, including, among others, the impacts of COVID-19. Such risks and uncertainties could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed February 26, 2021 and the Current Report on Form 8-K filed March 4, 2021. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.

Financial and Operating Summary

(unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Statement of loss data:
Revenues
Admissions	$225,464	$14,901	$435,064	$307,400
Concession	164,258	9,116	313,560	199,596
Other	45,099	11,461	95,210	81,072
Total revenues	434,821	35,478	843,834	588,068
Cost of operations
Film rentals and advertising	117,047	8,257	216,839	165,262
Concession supplies	28,208	2,688	54,195	39,879
Salaries and wages	67,630	20,181	149,203	116,589
Facility lease expense	68,767	67,047	200,809	214,490
Utilities and other	81,723	43,412	192,052	178,806
General and administrative expenses	38,584	30,342	111,774	99,361
Depreciation and amortization	67,208	62,543	202,288	191,380
Impairment of long-lived assets	7,480	24,595	7,480	41,214
Restructuring costs	(340)	524	(1,288)	20,062
(Gain) loss on disposal of assets and other	1,020	(13,327)	7,883	(10,997)
Total cost of operations	477,327	246,262	1,141,235	1,056,046
Operating loss	(42,506)	(210,784)	(297,401)	(467,978)
Interest expense	(37,993)	(36,577)	(111,580)	(92,284)
Interest income	861	1,348	5,335	4,235
Loss on extinguishment of debt	—	—	(6,527)	—
Foreign currency exchange loss	(273)	(2,251)	(920)	(6,183)
Distributions from NCM	—	1,061	77	6,975
Distributions from DCIP	6,534	—	6,534	—
Interest expense - NCM	(5,926)	(5,901)	(17,723)	(17,726)
Equity in loss of affiliates	(7,146)	(16,077)	(22,061)	(27,711)
Loss before income taxes	(86,449)	(269,181)	(444,266)	(600,672)
Income taxes	(8,876)	(121,145)	(15,569)	(222,398)
Net loss	$(77,573)	$(148,036)	$(428,697)	$(378,274)
Less: Net income (loss) attributable to noncontrolling interests	241	(444)	(175)	(702)
Net loss attributable to Cinemark Holdings, Inc.	$(77,814)	$(147,592)	$(428,522)	$(377,572)
Loss per share attributable to Cinemark Holdings, Inc.'s common stockholders
Basic	$(0.65)	$(1.25)	$(3.59)	$(3.22)
Diluted	$(0.65)	$(1.25)	$(3.59)	$(3.22)
Weighted average shares outstanding - Diluted	117,274	116,707	117,226	116,552

Other Operating Data

(unaudited, in thousands)

	As of	As of
	September 30,	December 31,
	2021	2020
Balance sheet data:
Cash and cash equivalents	$543,013	$655,338
Theatre properties and equipment, net	$1,435,474	$1,615,062
Total assets	$5,078,574	$5,562,922
Long-term debt, including current portion, net of unamortized debt issue costs	$2,497,545	$2,395,218
Equity	$314,957	$798,969

Segment Information

(unaudited, in millions, except per patron data)

	U.S. Operating Segment		International Operating Segment			Consolidated
	Three Months Ended September 30,		Three Months Ended September 30,		Constant Currency (2)	Three Months Ended September 30,
Revenues and KPIs	2021	2020	2021	2020 (1)	2021	2021	2020
Admissions revenues	$195.3	$14.9	$30.2	$0.1	$32.2	$225.5	$15.0
Concession revenues	$142.6	$8.9	$21.6	$0.3	$23.0	$164.2	$9.2
Other revenues	$37.6	$10.8	$7.5	$0.7	$7.9	$45.1	$11.5
Total revenues	$375.5	$34.6	$59.3	$1.1	$63.1	$434.8	$35.7
Attendance	21.5	1.9	9.2	—		30.7	1.9
Average ticket price	$9.08	$8.01	$3.28	NM	$3.50	$7.35	$7.96
Concession revenues per patron	$6.63	$4.79	$2.35	NM	$2.50	$5.35	$4.87

	U.S. Operating Segment		International Operating Segment			Consolidated
	Three Months Ended		Three Months Ended			Three Months Ended
	September 30,		September 30,			September 30,
Cost of Operations	2021	2020	2021	2020	Constant Currency (2) 2021	2021	2020
Film rentals and advertising	$101.9	$8.1	$15.1	$0.1	$16.2	$117.0	$8.2
Concession supplies	$23.0	$2.3	$5.2	$0.4	$5.6	$28.2	$2.7
Salaries and wages	$58.0	$15.9	$9.6	$4.3	$10.1	$67.6	$20.2
Facility lease expense	$58.8	$60.8	$10.0	$6.3	$10.4	$68.8	$67.1
Utilities and other	$68.1	$36.5	$13.6	$6.8	$14.4	$81.7	$43.3
(1)
Average ticket price and concession revenues per patron for the three months ended September 30, 2020 are considered not meaningful ("NM") as they are based on limited attendance and revenues and are not comparable to other periods.
(2)
Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding month for 2020. We translate the results of our international operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign currency exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our international operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Other Segment Information

(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Adjusted EBITDA (1)
U.S.	$44,781	$(105,767)	$(31,697)	$(145,947)
International	(495)	(22,232)	(27,788)	(33,459)
Total Adjusted EBITDA (1)	$44,286	$(127,999)	$(59,485)	$(179,406)
Capital expenditures
U.S.	$22,423	$17,903	$47,547	$54,604
International	2,002	2,756	9,697	13,014
Total capital expenditures	$24,425	$20,659	$57,244	$67,618
(1)
Adjusted EBITDA represents net loss before income taxes, depreciation and amortization expense and other items, as calculated below. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes. A reconciliation of net loss to Adjusted EBITDA is provided below.

Reconciliation of Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net loss	$(77,573)	$(148,036)	$(428,697)	$(378,274)
Add (deduct):
Income taxes	(8,876)	(121,145)	(15,569)	(222,398)
Interest expense (a)	37,993	36,577	111,580	92,284
Other expense, net (b)	12,484	22,881	35,369	47,385
Cash distributions from DCIP (c)	—	—	—	10,383
Cash distributions from other equity investees (d)	—	2,146	156	15,047
Depreciation and amortization	67,208	62,543	202,288	191,380
Impairment of long-lived assets	7,480	24,595	7,480	41,214
Restructuring costs	(340)	524	(1,288)	20,062
(Gain) loss on disposal of assets and other	1,020	(13,327)	7,883	(10,997)
Loss on extinguishment of debt	—	—	6,527	—
Non-cash rent	(1,124)	816	(1,803)	1,649
Share based awards compensation expense (e)	6,014	4,427	16,589	12,859
Adjusted EBITDA	$44,286	$(127,999)	$(59,485)	$(179,406)
(a)
Includes amortization of debt issue costs and amortization of accumulated losses for amended swap agreements.
(b)
Includes interest income, foreign currency exchange loss, equity in loss of affiliates and interest expense - NCM and excludes distributions from NCM and distributions from DCIP.
(c)
Includes cash distributions from DCIP that were recorded as a reduction of our investment in DCIP. These distributions are reported entirely within the U.S. operating segment.
(d)
Includes cash distributions received from equity investees, other than those from DCIP noted above, that were recorded as a reduction of the respective investment balances. These distributions are reported entirely within the U.S. operating segment.
(e)
Non-cash expense included in general and administrative expenses.